FOR IMMEDIATE RELEASE	November 22, 2007

Steven Van Fleet appointed Head of Project Development at Micromem

TORONTO, ONTARIO, November 21, 2007 – Micromem Technologies Inc. [OTC BB: MMTIF] Micromem is pleased to announce the appointment of Steven Van Fleet as the Head of Project Development at Micromem. His role includes overseeing the completion of the foundry work and interfacing with those companies that have expressed interest in moving forward on Micromem’s technology.

Micromem has entered a new phase of development and commercialization and in doing so the Company has determined its personnel requirements on a go forward basis. With Micromem moving from research towards commercialization, the Company has terminated the employment agreement previously signed with Dr. Cynthia Kuper on a without cause basis with the required 4 month notice now provided.

For further information contact: Jason Baun, Chief Information Officer 1-877-388-8930

Listing: NASD OTC-Bulletin Board - Symbol: "MMTIF"
Shares issued: 73,254,501
SEC File No: 0-26005

About Micromem Technologies Inc.

Micromem Technologies, Inc. (www.micromeminc.com) is focused on the development of magnetic random access memory (MRAM) technology.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause Micromem’s actual results in future periods to differ materially from those expressed or suggested herein. These uncertainties and risks include, without limitation, the inherent uncertainty of research, product development and commercialization, the impact of competitive products and patents, our ability to fund our current and future business strategies and respond to the effect of economic and business conditions generally as well as other risks and uncertainties detailed from time to time in Micromem’s filings with the Securities & Exchange Commission. There can be no guarantee that Micromem will be able to enter into any commercial arrangements on terms that are favorable to it, or at all. For more information, please refer to Micromem's Annual Report on Form 20-F and its Form 6-Ks as filed with the U.S. Securities and Exchange Commission. Micromem is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.